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                                                                     Exhibit 6.1

                      PLAN AND AGREEMENT OF REORGANIZATION

         PLAN AND AGREEMENT OF REORGANIZATION ("Agreement"), made as of March 21, 1997, by and among LANE CLISSOLD ("Clissold"), SOUND INDUSTRIES, INC., a Utah corporation (the "Company"), SOUND ACQUISITION CORP., a Utah corporation (the "Subsidiary"), WO CONSULTING, INC., a Delaware corporation ("WOC" or the "Surviving Corporation"), STUART N. RUBIN ("Rubin"), SCOTTSDALE TECHNOLOGIES-I, LTD., a Delaware limited partnership (the "Partnership"), ERIC J. SCHEDELER ("Schedeler") and SCOTTSDALE TECHNOLOGIES, INC., a Delaware corporation ("Scottsdale").


                                 R E C I T A L S

         WHEREAS, Clissold owns a majority of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of the Subsidiary;

         WHEREAS, Rubin, Schedeler, the Partnership and Scottsdale (collectively, the "WOC Stockholders") directly or beneficially own substantially all of the issued and outstanding shares of capital stock of WOC;

         WHEREAS, it is the intent of the parties hereto that the transactions contemplated in this Agreement will be treated as a tax-free reorganization;

         WHEREAS, pursuant to the terms and conditions hereof, the Company wishes to merge the Subsidiary into WOC, and WOC desires to merge with the Subsidiary;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 Affiliate shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person which is a director, officer
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or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in clause (a) of this paragraph, (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (d) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, (e) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative and/or (f) any Other Person who is a member of a "group" with such specified Person (with the meaning of Section 13(d) of the Exchange Act; provided, however, that at any time after the Closing Date, the Company and WOC, on the one hand, and Clissold and his Affiliates (other than the Company) on the other hand, shall not be deemed to be Affiliates of each other.

         1.2 Agreement shall mean this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         1.3 Clissold shall mean Lane Clissold, an individual and a resident of Utah.

         1.4 Closing is defined in Section 2.1.

         1.5 Closing Date shall mean the date that is on the later of (a) March 21, 1997 or (b) the date that is two business days following WOC's receipt of all Schedules required to be attached hereto and the Disclosure Documents, or at such time and place as the parties may agree. The failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Agreement will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement, except if the Closing has not occurred on or before April 15, 1997 either party may terminate this Agreement by giving the other party notice of such termination in writing.

         1.6 Code shall mean the Internal Revenue Code of 1986, as amended.

         1.7 Commission means the Securities Exchange Commission.

         1.8 Common Stock shall mean the capital stock of the Company, consisting of shares of common stock, $.005 par value.

         1.9 Company shall mean Sound Industries, Inc., a Utah corporation.

         1.10 Contracts shall mean all contracts, agreements, arrangements, leases, relationships and commitments, written or oral, to which the Company is a party or which is intended or purports to be binding and enforceable as against the Company or any other party thereto.

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         1.11 Disclosure Documents means the Disclosure Statement dated May 20,
1996, and all exhibits thereto and documents referenced therein, filed by the Company pursuant to Rule 15c2-11 as promulgated by the Commission pursuant to the Exchange Act.

         1.12 Environmental Law shall mean any applicable federal, foreign, state or local Laws, statutes, ordinances, regulations, rules, administrative orders, consent decrees that relate to or impose liability or standards of conduct or create any lien concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants, wastes or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, handling or sifting or zoning of facilities for treatment, storage or disposal of pollutants, contaminants, wastes or Hazardous Substances, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., as amended, the Federal Water Pollution Control Act of 1972, 33 U.S.C. Sections 1251 et seq., as amended, the Clean Air Act, 41 U.S.C. Sections 7401 et seq., as amended, any other so-called "superfund" or "superlien" Law and any other similar federal, foreign, state or local Laws.

         1.13 Exchange Act means the Securities Exchange Act of 1934, as amended.

         1.14 Financial Statements shall mean the consolidated balance sheets of the Company as of May 20, 1996 and September 30, 1995 and 1994, and the notes thereto, and the related consolidated statements of income and cash flows of the Company for the periods ended as of such dates, all of which are attached hereto as Schedule 1.14.

         1.15 GAAP shall mean U.S. generally accepted accounting principles at the time in effect.

         1.16 Governmental Authority shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

         1.17 Hazardous Substance shall mean any material or substance which constitutes or is regulated or controlled as a hazardous substance, hazardous waste, toxic substance, petroleum product, pollutant, contaminant or hazardous, dangerous or toxic chemical, material or substance, as such terms are defined by or required pursuant to any Environmental Law.

         1.18 Law shall mean any federal, state, foreign, local order, consent decree, treaty, statute, ordinance, regulation, decision, administrative order, requirement, settlement agreement or other law or governmental requirement of any kind imposed by, agreed to by, enforced by or

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promulgated by any Governmental Authority, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.

         1.19 Lien shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance, imposition or any other matter affecting the asset or right in question.

         1.20 Loss or Losses shall mean any and all liabilities, losses, costs, claims, damages, Taxes, penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

         1.21 NASD shall mean the National Association of Securities Dealers,
Inc.

         1.22 Ordinary Course of Business shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.23 Partnership shall mean Scottsdale Technologies-I, Ltd., a Delaware limited partnership.

         1.24 Person shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

         1.25 Pre-Closing Transactions shall mean claims, liabilities, or proceedings asserted by or against the Company arising with respect to any event, circumstance, or action relating to or involving the Company or its activities, assets or securities on or before the Closing Date.

         1.26 Remaining Shares is defined in Section 3.5(c).

         1.27 Rubin shall mean Stuart N. Rubin.

         1.28 Schedeler shall mean Eric J. Schedeler.

         1.29 Securities Laws means the Securities Act of 1933, as amended, the Securities Exchange Act, all other laws as to which the Securities Exchange Commission or the Commodities Futures Trading Commission have been granted enforcement authority, all state securities laws (including so-called "blue sky" laws), and all rules, regulations, orders and pronouncements of any Governmental Authority relating to any of the foregoing.

         1.30 Shares is defined in Section 2.1.

         1.31 Subsidiary shall mean Sound Acquisition Corp., a Utah corporation.

         1.32 Surviving Corporation shall mean WO Consulting, Inc., a Delaware corporation.

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         1.33 Taxes shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto. Thus, for example, any obligation to hold a party harmless from federal income tax for a taxable period includes the obligation to hold the party harmless from any addition to tax, interest, or penalty imposed with respect to such federal income tax.

         1.34 Tax Return shall mean any report, return or other information required to be filed with a Governmental Authority in connection with any Taxes.

         1.35 Tax Statute of Limitations Date shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to the Taxes in question, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

         1.36 WOC shall mean WO Consulting, Inc., a Delaware corporation.

         1.37 WOC Indemnified Parties shall mean WOC and each of its Affiliates (including, after the Closing, the Company and the Subsidiary) and their respective officers, directors, employees, agents and representatives, provided that in no event shall Clissold or his Affiliates be deemed a WOC Indemnified Party.

         1.38 WOC Stock shall mean the capital stock of WOC, consisting of shares of common stock, $.01 par value.

         1.39 WOC Stockholders shall mean Rubin, Schedeler, the Partnership and Scottsdale.


                                   ARTICLE II

                                     MERGER

         2.1 The Merger.

                  (a) Agreement of Merger. The terms and conditions of the merger shall be as set forth in the Articles of Merger which are attached hereto as Exhibit A-1 (the "Articles of Merger") and the Plan of Merger which is attached hereto as Exhibit A-2 (the "Plan of Merger") and as further provided herein.

                  (b) Authorization of Stock. The Company shall authorize the issuance and delivery of a sufficient number of shares of Common Stock, and reserve for issuance

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         sufficient shares of Common Stock, to permit the consummation of the
         Merger (as defined below) and the transactions contemplated by this Agreement; provided, however, that no such shares shall be issued until legally sufficient consideration therefor has been provided therefor.

                  (c) Approval by Stockholders and Directors. The stockholders and the directors of the Subsidiary and WOC shall have approved and adopted this Agreement and the Articles of Merger in accordance with and to the extent required by applicable law, and any other applicable legal requirements (such as notice to stockholders) shall have been performed by the Subsidiary and WOC.

                  (d) Guarantee; Conversion of Stock; Issuance of Additional Shares. On the Closing Date, the Subsidiary shall be merged (the "Merger") into WOC and WOC shall be the surviving corporation in such Merger; the Company shall execute and deliver a Guarantee in form and substance satisfactory to WOC and the Partnership pursuant to which the Company shall become joint and severally liable for the obligations under the 12% Senior Convertible Promissory Notes due December 1, 1997 issued by WOC to the Partnership (the "Notes"), the Note and Warrant Purchase Agreement effective as of January 1, 1997 between WOC and the Partnership relating thereto and other obligations associated therewith and agrees that shares of Common Stock will be issued in conversion of such Notes to the same extent as shares of common stock of WOC would have been issued in conversion thereof if the Merger had not occurred; the Company will adopt an Executive Incentive Plan in replacement of WOC's Incentive Plan, which plans shall have substantially, the same terms and conditions; each outstanding share of WOC Stock shall be converted into one share of Common Stock and sufficient shares of Common Stock shall be reserved for issuance upon conversion of the Notes and issuance under the Executive Incentive Plan; 3,091,200 shares of Common Stock (the "Shares") currently held by Clissold shall be redeemed by the Company; and $6,782.40 in immediately available funds shall be remitted to Clissold from WOC (the "Cash Payment").

                  (e) Merger Date. The merger described herein shall become effective on the date that the Articles of Merger or other similar instrument are duly executed by the parties to the Merger, and are filed and accepted in accordance with the laws of Delaware and Utah.

                  (f) Effect of the Merger. At the Closing Date, the Surviving Corporation shall thereupon possess all of the rights, privileges, powers and franchises of the Subsidiary then merged into the Surviving Corporation.

                  (g) Corporate Governance. Immediately upon the effectiveness of the Merger, all of the officers and directors of the Company immediately prior to the effectiveness of the Merger shall resign and Eric J. Schedeler shall be the President and a director of the Company, and Rubin shall be Chief Financial Officer, Executive Vice President and a director of the Company. Additional directors of the Company shall

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         thereafter be elected by the shareholders of the Company in a manner consistent with the terms of that certain Note and Warrant Purchase Agreement effective as of January 1, 1997 between WOC and the Partnership. The officers and directors of WOC shall remain as the officers and directors of the Surviving Corporation following the Closing Date. The Certificate of Incorporation and Bylaws of WOC shall remain as the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Closing Date, except that immediately upon the effectiveness of the Merger, the name of the Surviving Corporation shall be changed to "Scottsdale Technologies, Inc." Prior to Closing, Scottsdale shall have amended its certificate of incorporation to change its name to permit the Company to use the name "Scottsdale Technologies, Inc." Subject to the Closing of the transactions contemplated hereby, the Surviving Corporation shall have the right to use the names "Scottsdale Technologies" and "Scottsdale" in all jurisdictions in which Scottsdale or any of Scottsdale's Affiliates have the right to use such names, and Scottsdale shall execute any instruments necessary or convenient to permit the Surviving Corporation or any of its successors to use such names in such jurisdictions and to disclaim any right Scottsdale might have to use any such name.

                  (h) Filing of Merger Documents. Immediately after any necessary approvals of the stockholders and directors of the Subsidiary and WOC of (i) this Agreement, (ii) the Plan of Merger, (iii) the Articles of Merger and any similar instrument and (iv) the transactions contemplated hereby have been obtained and each other condition to the obligations of the parties hereto have been satisfied or waived, the Subsidiary and WOC will deliver for filing with the Secretaries of State of Delaware and Utah duly executed Articles of Merger and any other instruments that may be required by applicable law and take such further actions as may be required by applicable law to make the Merger effective as soon as possible after the time of such delivery for filing, provided that each and every condition precedent to the Closing shall have been fulfilled or waived by the party authorized to waive such condition.

                  (i) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such offices in Phoenix, Arizona as are specified by WOC, or at such other place and on such other date as WOC and the Company may mutually determine (the "Closing Date").

         2.2 Closing. At the Closing:

                  (a) Clissold will deliver to the Surviving Corporation:

                           (i) certificates representing the Shares, duly
                  endorsed (or accompanied by duly executed stock powers), for redemption by the Company;

                           (ii) a release in the form of Exhibit 2.2(a)(ii)
                  executed by Clissold ("Clissold's Release");

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                           (iii) resignations from all officers and directors of
                  the Company and the Subsidiary in office immediately prior to the Merger, and written consents of the directors of the Company electing Eric J. Schedeler as the President and a director, and electing Rubin as the Chief Financial Officer, Executive Vice President and a director, of the Company;

                           (iv) a certificate executed by Clissold representing
                  and warranting to the Surviving Corporation that each of Clissold's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                           (v) an opinion of Clissold's counsel, in form and
                  substance reasonably satisfactory to the Surviving Corporation, covering the matters described in Sections 3.1, 3.3, 3.5(a), (b), (d), (f) and (g) and 3.10 and indicating that (A) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by the Company and the Subsidiary will not conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or Bylaws of either the Company or the Subsidiary and (B) the instruments necessary to effect the Merger are in good form for filing in Utah and Delaware, and that upon the filing of such instruments in Utah and Delaware and the issuance of the appropriate certificates by the Secretaries of State of Utah and Delaware, the Merger will be valid under Utah and Delaware law in accordance with the terms of this Agreement; and

                           (vi) a certificate issued by the Company's transfer
                  agent attesting to the aggregate number of shares of Common Stock owned by each shareholder of the Company.

                  (b) WOC will remit the Cash Payment to Clissold.

                  (c) The WOC Stockholders will deliver or cause to be delivered to the Surviving Corporation certificates representing all outstanding shares of WOC Stock, duly endorsed (or accompanied by duly executed stock powers).

                  (d) The Company will deliver to the WOC Stockholders that are holders of record of WOC's shares of common stock certificates representing one share of Common Stock for each share of WOC common stock bearing appropriate legends regarding restrictions on transfer for delivery by the WOC Stockholders to the Persons holding WOC Stock prior to the Merger.

                  (e) The Company will deliver to the Surviving Corporation certificates representing all outstanding shares of capital stock of the Subsidiary, duly endorsed (or accompanied by duly executed stock powers).

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                  (f) The Surviving Corporation will deliver to the Company a certificate representing one hundred shares of common stock of the Surviving Corporation bearing appropriate legends regarding restrictions on transfer.

                  (g) The Company shall execute and deliver the Guarantee and related documents and adopt the Executive Incentive Plan as contemplated by Section 2.1(d).


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CLISSOLD

         Clissold hereby represents and warrants to the Surviving Corporation (which representations and warranties shall be deemed remade and be effective as of the Closing Date) that:

         3.1 Organization and Qualification. Each of the Company and the Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

         3.2 Execution, Delivery and Performance. The execution, delivery and performance by each of Clissold, the Company and the Subsidiary of this Agreement and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, give any third party an additional right (including transaction rights or rights to issuance payments or result in a violation or breach of, or a default, right to accelerate obligations or indebtedness, permit the loss of rights under, or result in the creation of any Lien, under or pursuant to, any provision of the Articles of Incorporation or Bylaws of either the Company or the Subsidiary, or any Law (including any finding, order, judgment, writ, injunction or decree issued by any Governmental Authority), or any Contract to which Clissold, the Company or the Subsidiary is a party or by which Clissold, the Company or the Subsidiary may be bound or affected; or (b) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority or any other Person, except for certain instruments necessary to consummate the Merger.

         3.3 Authorization. Each of Clissold, the Company and the Subsidiary has full legal capacity and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes the legal, valid and binding obligation of, and is enforceable against, each of Clissold, the Company and the Subsidiary in accordance with its terms.

         3.4 Status; Securities Compliance.

                  (a) Neither the Company nor the Subsidiary has qualified, or is required to qualify, as a foreign corporation in any jurisdiction outside Utah. Copies of the Articles

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         of Incorporation and Bylaws of the Company and the Subsidiary, as
         heretofore delivered to WOC, are true, complete and correct. Each of the Company and the Subsidiary has the corporate power and authority to own those properties purportedly owned by it and to carry on its business as now being conducted. Neither the Company nor the Subsidiary leases any property, and none of the properties used by the Company in connection with its business as now being conducted are required to be leased by the Company or the Subsidiary. Except for the Subsidiary, the Company does not have any subsidiaries and does not own shares or capital stock or otherwise have any ownership interest or other investment in or advance to any corporation, partnership, joint venture, entity, enterprise or organization, and the Company is not a partner (general or limited), joint venturer or other member or participant in any partnership, joint venture or other unincorporated association.

                  (b) The Company is not subject to the reporting requirements of Sections 12, 13 or 15(d) of the Exchange Act and the Company has not filed any reports pursuant to such Sections.

                  (c) The Company has prepared (and has updated to reflect all events and transactions on or before January 31, 1997) the Disclosure Documents, which Disclosure Documents comply in all respects (and disclose all information required to be disclosed) pursuant to Rule 15c2-11(a)(5) and, which Disclosure Documents has been furnished to all brokers and dealers who, to Clissold's or the Company's knowledge, have published any quotations or submitted for quotation for the Company's Common Stock. The Company has not filed any document pursuant to Rule 15c2-11 as promulgated by the Commission under the Exchange Act, other than the Disclosure Documents, a complete and accurate copy of which has been delivered to the WOC Stockholders. Such Disclosure Documents do not contain any misstatement of material fact and do not omit to state a material fact necessary to make the statements therein not misleading. To the best of Clissold's and the Company's knowledge, the Disclosure Documents have been made "publicly available" within the meaning of Rule 144 promulgated by the Commission under the Securities Act of 1933, as amended.

                  (d) There has been no trading suspension order issued by the Commission respecting any securities of the Company or its predecessor during the preceding 5 years.

                  (e) The Company's shares of Common Stock are eligible for qualification in, and currently are quoted in, the OTC Bulletin Board service through the NASD, pursuant to the 6500 and 6600 series Rules promulgated by the NASD.

                  (f) The Company has made all filings with the Commission and any other Governmental Authority required by any Securities Laws to be made, and all such filings have been made timely and are complete and accurate. All such filings comply in all material respects with the requirements of the Securities Laws.

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                  (g) As of the date hereof, and during the ninety day period prior to the date hereof, 500,000 shares of the Company's Common Stock are owned by Persons other than Clissold and Clissold's Affiliates, all of which shares may be sold by the holders thereof without restrictions on resale under the Securities Act (or comparable provisions under the Laws of the State of Utah) (the "Non-Affiliated Shares"). To the best of Clissold's knowledge, no claim as against Clissold, the Company or the Non-Affiliated Shares may be asserted by any Person by reason of the acquisition or ownership of the Non-Affiliated Shares by the holders thereof.

                  (h) To the best of Clissold's knowledge, Clissold has complied with applicable federal and state securities laws in connection with all transactions involving shares of Common Stock in which Clissold has been a party.

         3.5 Capital Stock of the Company and the Subsidiary.

                  (a) On January 10, 1997, the Company approved a 1 for 100 reverse stock split in accordance with the applicable provisions of the Laws of the State of Utah, which has since taken effect. As a result of such stock split the authorized capital stock of the Company consists of 50,000,000 shares of the Company's common stock, $.005 par value, of which 4,491,200 shares are issued and outstanding as of the date hereof. All of the shares of Common Stock have been duly and validly authorized and issued, are fully-paid and nonassessable, are held of record by the holders listed on Schedule 3.5(e), and were not issued in violation of the preemptive rights of any stockholder. Clissold owns good, valid, marketable, legal and beneficial title to 3,991,200 shares of Common Stock (including the Shares and Remaining Shares), free and clear of all Liens and claims of every kind, whether absolute, matured, contingent or otherwise. There are no treasury shares of the Company, no existing subscription options, warrants, calls or commitments or reservations relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any capital stock of the Company.

                  (b) Except as set forth above, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or other agreements or commitments of any character obligating Clissold or the Company, or obligating Clissold or any of his Affiliates to cause the Company, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Company. Other than as set forth in this Agreement, there are no outstanding contractual obligations of Clissold or the Company which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Company or the management or operations of the Company. Except for the rights of the holders of the Common Stock, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of, or business conducted by, the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.

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                  (c) After giving effect to the redemption of the Shares by the
         Company, Clissold will own, legally and beneficially, 900,000 shares of Common Stock, which have been beneficially owned by Clissold continuously since May 3, 1995 (the "Remaining Shares"). No claim as against Clissold, the Company, the Shares or the Remaining Shares may be asserted by any Person by reason of Clissold's acquisition or ownership of the Remaining Shares, Clissold has paid or has delivered all consideration to be paid or delivered with respect to the Remaining Shares, and Clissold has continually owned all beneficial interests since such dates, without any puts, calls or any other rights to purchase or sale attaching thereto during such period.

                  (d) After giving effect to the redemption of the Shares by the Company, the only shares of Common Stock that shall be outstanding immediately after the consummation of the Merger (other than shares of Common Stock issued to the holders of WOC Stock in connection with the Merger) shall be the Remaining Shares and the NonAffiliated Shares.

                  (e) To the best of Clissold's and the Company's knowledge, the list of the Company's stockholders as of March 21, 1997 provided by the Company's transfer agent is true and correct.

                  (f) The authorized capital stock of the Subsidiary consists of 50,000 shares of the Subsidiary's common stock, $.001 par value, of which 1,000 shares are issued and outstanding as of the date hereof. All of the shares issued by the Subsidiary have been duly and validly authorized and issued, are fully-paid and nonassessable and are held of record by the Company. The Company owns good, valid, marketable, legal and beneficial title to all such shares, free and clear of all Liens and claims of every kind, whether absolute, matured, contingent or otherwise. There are no treasury shares of the Subsidiary, no existing subscription options, warrants, calls or commitments or reservations relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any capital stock of the Subsidiary.

                  (g) Except as set forth above, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Subsidiary issued or outstanding or other agreements or commitments of any character obligating Clissold, the Company or the Subsidiary, or obligating Clissold, the Company or any of their Affiliates to cause the Subsidiary, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Subsidiary. Other than as set forth in this Agreement, there are no outstanding contractual obligations of Clissold, the Company or the Subsidiary which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Subsidiary or the management or operations of the Subsidiary. Except for the rights of the holders of the Common Stock, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of, or business conducted by, the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.

         3.6 Financial Statements; No Undisclosed Liabilities.

                  (a) Clissold has delivered to the WOC Stockholders copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition, assets, liabilities, reserves, expenses, results of operations and cash flows of the Company, as of the dates, and for the periods indicated. The Financial Statements are in accordance with the books and records of the Company, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                  (b) Except as set forth in the Financial Statements, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due. On February 25, 1995, the Company transferred all right, title and interest in and to the mining claims (the "Mining Claims") and the patents (the "Patents") referred to in Note 1 of the Financial Statements, and the Company is not subject to any liabilities with respect to the Mining Claims, the Patents, the operations with respect to the properties purportedly subject to such Mining Claims or the transactions pursuant to which Clissold acquired control of the Company. Neither Clissold nor the Company is subject to any claim of Raleigh Cummings of any kind whatsoever, including, without limitation, any claim for any liabilities, debts, obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due.

                  (c) Except as set forth in the Financial Statements, neither Clissold nor the Company has prepared, is in possession of, or has been provided with, any document that lists or otherwise discloses any liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, of the Company.

         3.7 Absence of Changes. Except as set forth in Schedule 3.7, or as fully reflected in the Financial Statements, or as disclosed in the Disclosure Documents since May 20, 1996, the Company has not:

                  (a) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent);

                  (b) paid any obligation or liability (absolute or contingent) or agreed to pay any amount other than current liabilities reflected in or shown on the Financial Statements as of the date thereof and current liabilities incurred since the date of the Financial Statements in the Ordinary Course of Business, except for the payroll taxes incurred during 1984 and 1985 that are referenced in Note 7 to the Financial Statements (the "Payroll Taxes");

                  (c) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights, or waived, released, canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims, except in the Ordinary Course of Business;

                  (d) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract except in the Ordinary Course of Business, made or permitted any amendment or termination of any other Contract or license to which it is a party or to which it or any of its properties are subject;

                  (e) made any capital expenditures or commitment therefor or created any obligation or commitment with respect to capital items or equipment;

                  (f) merged or consolidated with any other corporation or entity, or acquired or agreed to acquire any corporation, association, partnership, joint venture or other entity or any interest therein or entered into any Contract to do so;

                  (g) granted or suffered to exist any Liens with respect to any of its assets or properties, except for any Lien incurred with respect to the Payroll Taxes;

                  (h) suffered any material damage, destruction or Loss, whether or not covered by insurance;

                  (i) changed any of the accounting systems, practices or principles followed by it or the methods of applying such principles;

                  (j) incurred any obligation or entered into any Contract which either (x) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $1,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $1,000, or (y) has a term of, or requires the performance of any obligations by the Company over a remaining period that, as of the date of this Agreement, in excess of one month or longer;

                  (k) entered into, authorized, or permitted any transaction with Clissold or any Affiliate of Clissold, except for the issuance of shares of Common Stock to Clissold on or about March 19, 1997;

                  (l) except as described in Section 3.5(a), 3.5(f) or as contemplated hereby, authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amended any of the terms of any such securities or split, combined, or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any securities of the Company;

                  (m) made any loans, advances (other than expense advances made to employees in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person; or

                  (n) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes.

         3.8 Compliance with Law. The Company has obtained all permits, licenses and authorizations required under, and is in compliance in all respect with, all applicable Laws. No notice from any Governmental Authority has been received by the Company claiming any material violation of any Law or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty, except with respect to the Payroll Taxes. The business and operations of the Company have been and are in compliance with all Environmental Laws in effect, and no condition exists or has existed or event is occurring or has occurred which, with or without notice or the passage of time or both, would or did constitute a material violation of or give rise to any present or future liability or Lien under any Environmental Law.

         3.9 Contracts, Agreements, etc. Schedule 3.9 attached hereto contains a correct and complete list of all of the Contracts to which the Company is a party (including all Contracts relating to Pre-Closing Transactions), for which it is obligated, or to which its respective assets or properties are subject (and summarizes in reasonable and meaningful detail all of the listed Contracts and arrangements that are not evidenced by written Contracts delivered to WOC). Clissold has provided WOC with access to true and complete copies of all Contracts listed on referenced on any Schedule hereto, including all amendments, modifications, waivers and elections applicable thereto and the summaries set forth on Schedule 3.9 are true and correct and do not omit any information necessary to make the summaries not misleading. All such Contracts are, and after the Closing will continue to be, valid and binding, enforceable in accordance with their respective terms as against third Persons that are parties thereto, and are in full force and effect. Except as disclosed in Schedule 3.9, the Company (and, to the extent the Company would be affected, Clissold) has in all material respects performed all the obligations required to be performed by it to date under each Contract listed or required to be listed in Schedule 3.9 and there is not under any such Contract, any existing breach or default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default), by the Company, with respect thereto or, to the knowledge of Clissold, a breach or default by any other party thereto. Without limiting the foregoing in any way, the Indemnification Agreement between Raleigh Cummings and the Company (the "Indemnification Agreement") has not been revoked or rescinded, and neither Clissold nor the Company is aware of (a) any basis under which the Company would be entitled to assert any right to indemnification under such agreement or (b) any basis under which Raleigh Cummings would be entitled to offset any amount payable to the Company under the Indemnification Agreement.

         3.10 Proceedings. There is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the knowledge of Clissold threatened or contemplated, that, if adversely determined, would have an adverse affect on the Company, or the transactions contemplated by this Agreement and each of Clissold or the Company is not actually aware of any facts or circumstances which may give rise to any of the foregoing. Neither the Company nor Clissold is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither the Company nor Clissold has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation (including the payment of money on or after the date of this Agreement).

         3.11 Taxes. Except as set forth in the Financial Statements in Schedule
3.11 hereto or as otherwise provided in this Section 3.11:

                  (a) The Company has filed or caused to be filed all Tax Returns and reports required to have been filed by or for the Company for all periods through and including the Closing Date as required by Law. All such Tax Returns were correct and complete, and all Taxes shown as due on all such Tax Returns and other filings have been paid, except with respect to the Payroll Taxes. None of the Tax Returns or other filings that include the operations of the Company has ever been audited or investigated by any Governmental Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the operation of the Company for the taxable years covered in such Tax Returns and filings. No material issues have been raised in any examination by any Governmental Authority with respect to the businesses and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which the Company is required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by the Company, or any of them, prior to the Closing Date have been filed, and all statements required to be furnished to such payees by the Company prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statements is true, complete and correct.

                  (b) The amounts provided as a liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date (including any Taxes due or that may become due by reason of the Pre-Closing Transactions and the transactions contemplated hereby) and to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own rights, as a transferee of the assets of, or successor to, any Person or under Treasury Regulation Section 1.1502-6 or any similar provision of any other Law. The Company has not incurred any Tax liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired; there are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon the properties or assets of the Company.

                  (c) The Company has not granted (or is subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to the Company by a taxing authority. The Company is not a party to and is not otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

                  (d) The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Company has not been and is not a party to any tax sharing agreement.

         3.12 Transactions With Affiliates. Except as set forth in Notes 2 and 9 to the Financial Statements attached hereto, or as contemplated by this Agreement, the Company has not in the Ordinary Course of Business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any services from, or sold, leased or otherwise disposed of any material property or assets or provided any services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company ), any Affiliate, officer, director or employee of the Company, Clissold or any Affiliate of Clissold (collectively, "Covered Affiliate"). Except as set forth in Schedule 3.12, (a) the Contracts listed on the Schedule hereto do not include any obligation or commitment between the Company and any Covered Affiliate, (b) the assets of the Company do not include any receivable or other obligation or commitment from a Covered Affiliate to the Company. Neither Clissold nor any of his Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of the Company, except as a holder of Shares, and (c) neither Clissold nor any of his Affiliates has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with the Company.

         3.13 No Broker. Neither Clissold nor the Company (a) has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

         3.14 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other written information furnished or to be furnished by or on behalf of Clissold, the Company or the Subsidiary to the WOC Stockholders or any representative or Affiliate of the WOC Stockholders in connection with this Agreement (including the Disclosure Documents) or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         3.15 Not an Investment Company. The Subsidiary is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF WOC STOCKHOLDERS

         Each of the WOC Stockholders hereby represents and warrants to Clissold (which representations and warranties shall be deemed remade and effective as of the Closing Date) that:

         4.1 Authorization of Transaction. Such WOC Stockholder has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder and in connection with the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of such WOC Stockholder, enforceable in accordance with its terms and conditions. Such WOC Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         4.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such WOC Stockholder is subject, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such WOC Stockholder is a party or by which he is bound or to which any of his assets is subject or (c) if applicable, violate any provision of such WOC Stockholder's Articles of Incorporation or Bylaws, or its Agreement of Limited Partnership or Certificate of Limited Partnership.

         4.3 Investment. Such WOC Stockholder understands that (a) the shares of Common Stock have not been, and may not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) the shares of Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (c) the shares of Common Stock will bear a legend to such effect, (d) the Company will make a notation on its transfer books to such effect. Such WOC Stockholder further represents that (i) the shares of Common Stock are being acquired for investment and without any present view toward distribution thereof to any other person within the meaning of the Securities Act, (ii) he or it will not sell or otherwise dispose of the shares of Common Stock except in compliance with the registration requirements or exemption provisions under the Securities Act, the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission, (iii) he or it has knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of an investment in common stock, (iv) he or it has consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement and has not relied upon the Company for any explanation of the application of the various federal or state securities laws with regard to the acquisition of the shares of Common Stock, (v) he or it has investigated and is familiar with the affairs, financial condition and prospects of the Company, has been given sufficient access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares of Common Stock, and
(vi) he or it is able to bear the economic risks of such an investment.

         4.4 WOC Stock. Such WOC Stockholder holds of record and owns beneficially the number of shares of WOC Stock set forth next to his or its name in Schedule 4.4, 4.5 free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, security interests, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such WOC Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such WOC Stockholder to sell, transfer, or otherwise dispose of any capital stock of WOC (other than this Agreement). Such WOC Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of WOC.

         4.5 Planned Acquisition. It is the intention of WOC to acquire substantially all of the assets of Scottsdale. Financial statements of Scottsdale as of and for the years ended December 31, 1995 and December 31, 1994 have been or will be provided to Clissold on or before the Closing.

                                    ARTICLE V

                       CERTAIN MATTERS PENDING THE CLOSING

         5.1 Carry on in Regular Course. From the date of this Agreement until the Closing Date, Clissold shall cause the Company and the Subsidiary to operate only in the Ordinary Course of Business except insofar as is contemplated by this Agreement.

         5.2 Indebtedness. Without limiting Section 5.1 and without the prior written consent of WOC, Clissold shall not cause or permit the Company or the Subsidiary to: (a) create, incur or assume any indebtedness for borrowed money,
(b) mortgage, pledge or otherwise encumber any of its properties or assets, except for Permitted Liens or (c) create or assume any other liability except accounts payable and other liabilities.

         5.3 Transactions with Stock. Without limiting Section 5.1, Clissold shall not cause or permit the Company or the Subsidiary to issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class or to split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company or the Subsidiary, or to sell or trade any such capital stock other than in accordance with the terms of this Agreement.

         5.4 Compliance with Law. Clissold shall cause the Company and the Subsidiary to comply in all material respects with all applicable Laws and with all orders of any court or of any federal, state, municipal or other governmental department.

         5.5 Access to Information. From and after the date of this Agreement, Clissold shall, and shall cause the Company and the Subsidiary to, give the WOC Stockholders and the WOC Stockholder's representatives unrestricted access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of the Company and the Subsidiary, and shall make the officers and employees of the Company and the Subsidiary available to the WOC Stockholders and their representatives as the WOC Stockholders and its representatives shall from time to time request. The WOC Stockholders and their representatives will be furnished with any and all information concerning the Company and the Subsidiary which the WOC Stockholders or their representatives reasonably request. Clissold shall cause the Company and the Subsidiary to cooperate in all reasonable respects with the WOC Stockholders' examinations and investigations.

         5.6 Cooperation; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law and otherwise, to consummate the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, (including the execution of any additional instruments necessary to consummate the transactions contemplated hereby) each of the parties agrees to perform such action as soon as practicable.

         5.7 Consents. Clissold, the Company, the Subsidiary and each of the WOC Stockholders will use his or its reasonable best efforts to obtain consents of all third Persons and Governmental Authorities that are necessary to the consummation of the transactions contemplated by this Agreement.

         5.8 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Clissold and the WOC Stockholders; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives notice to the other parties hereto of its intention to make such public announcement.

         5.9 Supplemental Information. From time to time prior to the Closing, Clissold will promptly disclose in writing to the WOC Stockholders any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the WOC Stockholders or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof. However, notwithstanding the foregoing, no information provided to a party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

         5.10 Exclusivity. Prior to July 1, 1997, none of Clissold, the Company, the Subsidiary nor any of their respective directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, continue, maintain, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than the WOC Stockholders and their representatives and agents) concerning (i) any merger, sale of assets or joint venture not in the Ordinary Course of Business, acquisition, business combination, change of control or other similar transaction involving the Company or any subsidiary or division of the Company, or (ii) any purchase or other acquisition by any Person of shares of Common Stock or shares of capital stock issued by the Subsidiary, or (iii) any sale of issuance by the Company or the Subsidiary of any shares of its capital stock. Any such actions commenced prior to the date of this Agreement with any Person other than the WOC Stockholders shall be formally terminated. Clissold will promptly advise the WOC Stockholders of, and communicate to the WOC Stockholders the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.


                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION

         6.1 Limitation on and Survival of Representations and Warranties. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two years, provided, however, that the applicable period with respect to Section 3.11 shall extend until the Tax Statute of Limitations Date and, with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.5, there shall be no expiration. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

         6.2 Indemnification by Clissold. Subject to the limitations set forth in Sections 6.1, 6.4 and 6.5 hereof, Clissold hereby indemnifies and agrees to hold each of WOC Indemnified Parties harmless from and against any and all Losses imposed upon, asserted against, or suffered or incurred by a WOC Indemnified Party (a "WOC Claim") as a result of or in connection with any of the following, provided that the event giving rise to such WOC Claim occurs on or after February 25, 1995:

                  (a) Any breach of or any inaccuracy in any representation or warranty made by Clissold in this Agreement;

                  (b) The breach of or default in the performance by Clissold of any covenant, agreement or obligation to be performed by Clissold pursuant to this Agreement (including the obligations of Clissold under Article IV);

                  (c) Any occurrence arising on or before the Closing Date with respect to defective or allegedly defective products sold, distributed or manufactured or in any components or materials thereof acquired, by the Company, or their predecessors on or before the Closing Date (including defects, actual or alleged) and any failures or alleged failures to warn resulting in products liability claims; and/or

                  (d) The Pre-Closing Transactions, to the extent not covered by
         (a)-(c) above.

         6.3 Notice of Indemnity Claims.

                  (a) If a WOC Indemnified Party intends to assert a WOC Claim, the WOC Indemnified Party intending to assert such WOC Claim shall promptly provide Clissold with notice of such WOC Claim as soon as reasonably practicable after becoming aware of a WOC Claim; provided that the failure of WOC Indemnified Party to give notice shall not relieve Clissold of its obligations under this Article V, except to the extent (if any) that Clissold shall have been prejudiced thereby.

                  (b) If Clissold does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, WOC Indemnified Party shall be entitled to recover promptly from Clissold the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which WOC Indemnified Party may be entitled pursuant to this Agreement), and no later objection by Clissold shall be permitted. If Clissold agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, WOC Indemnified Party shall nevertheless be entitled to recover promptly from Clissold (and Clissold shall promptly pay) the lesser amount, without prejudice to WOC Indemnified Party's claim for the difference.

                  (c) Clissold may, at its own expense, participate in the defense of any claim, suit, action or proceeding and upon notice to WOC Indemnified Party and Clissold's delivering to WOC Indemnified Party a written agreement (without reservation or condition) that WOC Indemnified Party entitled to indemnification pursuant to this

         Agreement for all Losses arising out of such claim, suit, action or proceeding and that Clissold shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that WOC Indemnified Party, and Clissold shall thereafter consult with WOC Indemnified Party upon WOC Indemnified Party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If Clissold assumes such defense, WOC Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Clissold. If, however, WOC Indemnified Party reasonably determines in its judgment that representation by Clissold's counsel of both Clissold and WOC Indemnified Party would present such counsel with a conflict of interest, then such WOC Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and Clissold shall pay the fees and disbursements of such separate counsel. Whether or not Clissold chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. Any settlement or compromise made or cause to be made by WOC Indemnified Party or Clissold, as the case may be, of any such Indemnity Claim by reason of a claim brought by a third Person shall also be binding upon Clissold or WOC Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on WOC Indemnified Party as a result of such settlement without its prior written consent. WOC Indemnified Party will give Clissold at least 20 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time Clissold may reject such proposed settlement or compromise; provided, however, that from and after such rejection, Clissold shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which WOC Indemnified Party would have been obligated to pay under the proposed settlement or compromise. In the event that Clissold does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of WOC Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve Clissold of its obligations hereunder. The failure of any party against which an Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.

         6.4 Reliance on Indemnification Agreement. Clissold acknowledges that WOC is agreeing to the proviso set forth in Section 6.2 (which permits WOC to assert WOC Claims only with respect to events occurring on or after February 25,
1995) in reliance upon the Company's ability to assert its rights under the Indemnification Agreement. In the event the Company has any liability or obligation, contingent or otherwise, that would adversely affect the Company or the public trading of its shares, and such liability or obligation relates to an event occurring on or before February 25, 1995, WOC shall first seek recovery pursuant to such Indemnification Agreement. If WOC is unable to recover under such Indemnification Agreement, then such proviso shall have no force or effect and WOC shall be entitled to assert any WOC Claim that WOC may have against Clissold, regardless of the date on which the event giving rise to any such claim arises; provided, however, that WOC's recovery for any obligations of Clissold hereunder shall be limited in accordance with Section 6.5.

         6.5 Satisfaction of Obligations. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WOC'S RECOVERY FOR ANY OBLIGATIONS OF CLISSOLD HEREUNDER SHALL BE LIMITED TO THE REMAINING SHARES AND AN AMOUNT EQUAL TO ALL SALES PROCEEDS THEREFROM; PROVIDED, HOWEVER, THAT CLISSOLD SHALL HAVE NO OBLIGATION TO INDEMNIFY WOC HEREUNDER UNTIL THE LOSSES RELATING TO ALL WOC CLAIMS EXCEEDS $75,000 IN THE AGGREGATE, IN WHICH CASE CLISSOLD SHALL BE OBLIGATED TO INDEMNIFY WOC FOR ALL AMOUNTS RELATING TO WOC CLAIMS IN EXCESS OF $75,000 (SUBJECT TO THE FOREGOING CAP LIMITING CLISSOLD'S AGGREGATE LIABILITY).


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

         7.2 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Utah, without regard to the conflicts of law rules thereof.

         7.3 Assignment. This Agreement shall be binding upon the inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by Clissold without the written consent of WOC or by WOC without the written consent of Clissold, except that WOC may assign its rights or claims hereunder without such consent to any Affiliate of WOC or to any lender or financial institution providing financing to WOC or its Affiliates.

         7.4 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 7.4:

         If to Clissold:               Lane Clissold
                                       135 West 900 South
                                       Salt Lake City, Utah  84101
                                       Facsimile No.: (801) 364-9947

         If to Company:                7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to Subsidiary:             7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to Rubin:                  7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to WOC:                    7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to the Partnership:        7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to Schedeler:              7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         If to Scottsdale:             7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona  85260
                                       Facsimile No.: (602) 998-7986

         7.5 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         7.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         7.7 Interpretation; No Waiver. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         7.8 Further Assurances. Upon the reasonable request of WOC, Clissold will on and after the Closing Date execute and deliver to WOC such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to WOC of, and to vest fully in WOC title to, the Shares, and to otherwise carry out the purposes of this Agreement.

         7.9 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         7.10 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of WOC shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Clissold made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by WOC.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                            SCOTTSDALE TECHNOLOGIES-I, LTD.

                                            By:  Software Funding Corp.,
                                                     general partner
                                            By:  /s/  STUART N. RUBIN
                                            Its:  Vice President
/s/ LANE CLISSOLD

LANE CLISSOLD


SOUND INDUSTRIES, INC.

                                            /s/  ERIC J. SCHEDELER
By:  /s/  LANE CLISSOLD                     ERIC J. SCHEDELER
Its:  President


SOUND ACQUISITION CORP.                     WO CONSULTING, INC.

By:  /s/  LANE CLISSOLD                     By:  /s/  STUART N. RUBIN
Its:  President                             Its:  Director



/s/  STUART N. RUBIN                        SCOTTSDALE TECHNOLOGIES, INC.
STUART N. RUBIN

                                            By:  /s/  ERIC J. SCHEDELER
                                            Its:  President